Exhibit 4.1

SPHERE 3D CORP.

SECURED PROMISSORY NOTE

US$1,102,707.91	August 27, 2020 (the "Issue Date")
Menlo Park, California

FOR VALUE RECEIVED, SPHERE 3D CORP., a corporation incorporated under the laws of the Province of Ontario ("Maker"), unconditionally promises to pay to the order of O'MELVENY & MYERS LLP ("Payee"), in the manner and at the place hereinafter provided, the principal amount of ONE MILLION ONE HUNDRED TWO THOUSAND SEVEN HUNDRED SEVEN U.S. DOLLARS AND NINETY-ONE CENTS (US$1,102,707.91) on December 30, 2020. This Secured Promissory Note (this "Note") shall be deemed to be issued as of January 1, 2020 (the "Effective Date").

Maker also promises to pay interest on the unpaid principal amount hereof from the Effective Date until paid in full at a rate per annum equal to 1.68%, compounded annually; provided that any principal amount and, to the extent permitted by applicable law, any interest thereon not paid (a) when due at stated maturity pursuant to the first paragraph of this Note above, or as otherwise required by prepayment (other than pursuant to Section 2(b) below), declaration, acceleration, demand or otherwise (both before as well as after judgment) or (b) within 60 days of the date when due pursuant to Section 2(b) below, shall bear interest payable upon demand at a rate that is 5.0% per annum in excess of the rate of interest otherwise payable under this Promissory Note (this "Note").  Interest on this Note shall be payable upon any prepayment of this Note (to the extent accrued on the amount being prepaid) and at maturity.  All computations of interest shall be made by Payee on the basis of a 365-day year, for the actual number of days elapsed in the relevant period (including the first day but excluding the last day).  In no event shall the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law.

1. Payments.  All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Payee located at 2765 Sand Hill Road, Menlo Park, California 94025, or at such other place as Payee may direct.  Each payment made hereunder shall be credited first to interest then due and the remainder of such payment shall be credited to principal, and interest shall thereupon cease to accrue upon the principal so credited.

2. Prepayments.

(a) This Note may be prepaid at any time.  Each prepayment hereunder shall be accompanied by interest on the principal amount of the Note being prepaid to the date of prepayment.

(b) All Obligations under this Note shall be become due and payable upon the occurrence of a Change of Control.

3. Late Fee. Upon the failure of Maker to pay the principal amount and accrued interest within either (a) 10 days of the date when due under the first paragraph of this Note or upon acceleration or (b) 60 days of the date when due under Section 2(b) above, then a late fee in the amount of US$590,000 shall be immediately due and payable to Payee.

4. Security Grant

(a) Maker hereby grants, pledges, assigns, transfers, hypothecates and sets over to Payee a valid, continuing first priority security interest in all of Maker's right, title and interest in the Collateral (as described below), in each case whether now or hereafter existing, whether tangible or intangible, whether now owned or hereafter acquired and wherever the same may be located, in order to secure prompt, full, faithful and timely payment and performance of the obligations under this Note, including without limitation all accrued and unpaid interest and fees owing hereunder and any other obligations arising hereunder (including interest and other amounts that, but for the filing of a petition in bankruptcy with respect to Maker, would accrue on such obligations, whether or not a claim is allowed against Maker for such amounts in the related bankruptcy proceeding) (collectively, the "Obligations"), whether at stated maturity, acceleration or otherwise, together with all extensions or renewals thereof, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owned with others, and whether or not such Obligations under the Note are from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such Obligations that are paid, to the extent all or any party of such payment is avoided or recovered directly or indirectly from Payee as a preference, fraudulent transfer or otherwise. "Collateral" shall include all of Maker's property and assets, both real and personal, moveable and immovable, tangible and intangible, of every nature and kind whatsoever, wherever situated, both present and future, now owned or hereinafter acquired, including for greater certainty, any and all intellectual property rights, any proceeds from the sale or other disposition thereof and any share in the capital of a corporation or equity interests in any other Person, including, without limitation all of the following types of personal property, wherever located and whether now owned or hereafter acquired (collectively, the "Collateral"):  all Accounts; all Chattel Paper; all Money and all Deposit Accounts, together with all amounts on deposit from time to time in such Deposit Accounts; all Documents; all General Intangibles (including patents, trademarks, service marks, copyrights, and other intellectual property), Payment Intangibles and Software; all Goods, including Inventory, Equipment and Fixtures; all Instruments; all Investment Property; all Letter-of-Credit Rights and other Supporting Obligations; all Records; all Commercial Tort Claims; and all Proceeds and Accessions with respect to any of the foregoing Collateral. Each category of Collateral set forth above shall have the meaning set forth in Division 9 of the California Uniform Commercial Code in effect on the date hereof (the "UCC").

(b) Maker agrees that from time to time, at the expense of Maker, Maker will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Payee may request, in order to perfect any security interest granted or purported to be granted hereby or to enable Payee to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, Maker will:  (i) execute (if necessary) and file such financing or continuation statements, or amendments thereto, (ii) execute and deliver, and cause to be executed and delivered, agreements establishing that Payee has control of Deposit Accounts and Investment Property of Maker, and (iii) execute and deliver such further instruments and take such further action as Payee may reasonably request to effect the intent and purposes hereof, to perfect and continue perfected Payee's security interests in the Collateral.  Maker hereby authorizes Payee to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral (including any financing statement indicating that it covers "all assets" or "all personal property" of Maker).

5. Covenants.  For so long as any Obligations remain outstanding under this Note, Maker covenants that any and all indebtedness incurred or assumed by Maker or any of its current or future subsidiaries on or after the date hereof shall be expressly subordinated to the payment of the Obligations and the liens in favor of Payee securing the Obligations.

6. Representations and Warranties.  Maker hereby represents and warrants to Payee that:

(a) it is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own and operate its properties, to transact the business in which it is now engaged and to execute and deliver this Note;

(b) this Note constitutes the duly authorized, legally valid and binding obligation of Maker, enforceable against Maker in accordance with its terms;

(c) all consents and grants of approval required to have been granted by any Person in connection with the execution, delivery and performance of this Note have been granted;

(d) the execution, delivery and performance by Maker of this Note do not and will not (i) violate any law, governmental rule or regulation, court order or agreement to which it is subject or by which its properties are bound or the charter documents or bylaws of Maker or (ii) result in the creation of any lien or other encumbrance with respect to the property of Maker;

(e) Maker currently has no indebtedness that, if incurred following the date of this Note, would cause a breach of the covenant contained in this Section 5 hereof;

(f) there is no action, suit, proceeding or governmental investigation pending or, to the knowledge of Maker, threatened against Maker or any of its subsidiaries or any of their respective assets which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or prospects of Maker and its subsidiaries, taken as a whole, or the ability of Maker to comply with its obligations hereunder; and

(g) this Note is being delivered in satisfaction of bona fide legal fees that are presently due and payable by Maker to Payee and for which no defense to payment exists.

7. Events of Default.  The occurrence of any of the following events shall constitute an "Event of Default":

(a) failure of Maker to pay any principal, interest or other amount due under this Note (i) within sixty (60) days of when due pursuant to Section 2(b) or (ii) when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (other than pursuant to Section 2(b); or

(b) failure of Maker to materially perform or observe any other term, covenant or agreement to be performed or observed by it pursuant to this Note and such failure continues uncured for a period of 15 days; or

(c) any representation or warranty made by Maker to Payee in connection with this Note shall prove to have been false in any material respect when made; or

(d) any order, judgment or decree shall be entered against Maker decreeing the dissolution or split-up of Maker; or

(e) suspension of the usual business activities of Maker  or the complete or partial liquidation of Maker's business; or

(f) Maker commences or institutes proceedings to be adjudicated or declared a bankrupt or insolvent, or if Maker shall make a general assignment for the benefit of its creditors or a proposal under the Bankruptcy and Insolvency Act (Canada), or shall be declared bankrupt or becomes insolvent or consents to the institution of bankruptcy or insolvency proceedings against it under such Act or any other bankruptcy, insolvency or analogous laws, or petitions or applies to any tribunal for the appointment of a receiver, receiver-manager, receiver and manager, custodian, liquidator or trustee, or a person with like powers, or if Maker passes any resolution for its winding-up or liquidation, or commences any proceeding relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute, or admits in writing its inability to pay its debts generally as they become due or by any act indicates its consent to, approval of, or acquiescence in, any such proceedings for a substantial portion of its property, or if a receiver and manager, liquidator, trustee, custodian or sequestrator or any other person with similar powers shall be appointed (and such appointment is not dismissed or stayed by Maker within 30 days) in respect of Maker or of the property of Maker; or

(g) an involuntary case shall be commenced against Maker under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and such event shall have continued for 30 days unless dismissed, bonded or discharged; or

(h) there is, under any agreement to which Maker is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any indebtedness (excluding reasonable and customary trade payables incurred in the ordinary course of business); or

(i) any provision of this Note or any provision hereof or thereof shall cease to be in full force or effect or shall be declared to be null or void or otherwise unenforceable in whole or in part; or Payee shall not have or shall cease to have a valid and perfected first priority security interest in the collateral described in the Security Agreement.

8. Remedies.  Upon the occurrence of any Event of Default specified in Section 6(f), 6(g) or 6(h) above, the principal amount of this Note together with accrued interest thereon shall become immediately due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by Maker).  Upon the occurrence and during the continuance of any other Event of Default Payee may, by written notice to Maker, declare the principal amount of this Note together with accrued interest thereon to be due and payable, and the principal amount of this Note together with such interest shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by Maker).

In addition to all other rights and remedies provided for herein or otherwise available to it, Payee may exercise in respect of the Collateral, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and the Personal Property Security Act (PPSA), and also may (i) require Maker to, and Maker hereby agrees that it will at its expense and upon request of Payee forthwith, assemble all or part of the Collateral as directed by Payee and make it available to Payee at a place to be designated by Payee that is reasonably convenient to both parties, (ii) subject to the rights of third parties, enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Payee deems appropriate, (iv) subject to the rights of third parties, take possession of Maker's premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of Maker's equipment for the purpose of completing any work in process, taking any actions described in the preceding clause (iii) and collecting any Obligation, (v) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Payee's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Payee may deem commercially reasonable, (vi) exercise dominion and control over and refuse to permit further withdrawals from any Deposit Account maintained with Payee and provide instructions directing the disposition of funds in Deposit Accounts not maintained with Payee, and (vii) provide entitlement orders with respect to security entitlements and other Investment Property constituting a part of the Collateral and, without notice to Maker, transfer to or register in the name of Payee or any of its nominees any or all of the Collateral constituting Investment Property.  Payee may be the purchaser of any or all of the Collateral at any such sale and Payee, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Payee at such sale.  Maker hereby waives any claims against Payee arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Payee accepts the first offer received and does not offer such Collateral to more than one offeree.  If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Obligations, Maker shall be liable for the deficiency and the reasonable fees of any attorneys employed by Payee to collect such deficiency.

Maker hereby irrevocably appoints Payee as Maker's attorney-in-fact, effective upon the occurrence and during the continuance of an Event of Default hereunder, with full authority in the place and stead of Maker and in the name of Maker, Payee or otherwise, from time to time in Payee's discretion, to take any action and to execute any instrument that Payee may deem necessary or advisable to accomplish the purposes of this Note, including, without limitation:

(i) to obtain and adjust insurance required to be maintained by Maker;

(ii) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(iii) to receive, endorse and collect any drafts or other Instruments, Documents, Chattel Paper and other documents in connection with clauses (i) and (ii) above;

(iv) to file any claims or take any action or institute any proceedings that Payee may deem necessary for the collection of any of the Collateral or otherwise to enforce or protect the rights of Payee with respect to any of the Collateral;

(v) to pay or discharge liens levied or placed upon the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Payee in its reasonable discretion, any such payments made by Payee to become obligations of Maker to Payee, due and payable immediately without demand;

(vi) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral; and

(vii) sell the Collateral at one or more public or private sales.

The powers conferred on Payee hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Payee shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  Payee shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Payee accords its own property.

9. Definitions.  The following terms used in this Note shall have the following meanings (and any of such terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference):

"Business Day" means any day other than a Saturday, Sunday or legal holiday under the laws of the State of California or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

"Change of Control" shall mean any of the following events:

(i)  a merger or consolidation in which (A) Maker is a constituent party or (B) a subsidiary of Maker is a constituent party and Maker issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving Maker or a subsidiary in which the shares of capital stock of Maker outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power (with respect to the power to elect directors or otherwise) or based on percentage of outstanding voting securities, of the capital stock of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity;

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of transactions, by Maker or any subsidiary of Maker of all or substantially all the assets of Maker and its subsidiaries taken as a whole or the sale, lease, transfer, exclusive license or disposition (whether by merger or otherwise) of one or more subsidiaries of Maker if substantially all of the assets of Maker and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries; or

(iii)  the transfer (whether by merger, consolidation or otherwise), in a single transaction or series of related transactions, to a person or group of affiliated persons, of Maker's securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more, by voting power (with respect to the power to elect directors or otherwise) or based on percentage of outstanding voting securities, of the capital stock of (A) Maker, (B) the surviving or resulting entity or (C) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity.

"Person" means any individual, partnership, limited liability company, joint venture, firm, corporation, association, bank, trust or other enterprise, whether or not a legal entity, or any government or political subdivision or any agency, department or instrumentality thereof.

10. Miscellaneous.

(a) All notices and other communications provided for hereunder shall be in writing and mailed, emailed, or delivered as follows: if to Maker or Payee, at its address specified opposite its signature below; or in each case at such other address as shall be designated by Payee or Maker.  All such notices and communications shall, when mailed, emailed or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by email.

(b) Maker agrees to indemnify Payee against any losses, claims, damages and liabilities and related expenses, including counsel fees and expenses, incurred by Payee arising out of or in connection with or as a result of the transactions contemplated by this Note.  In particular, Maker promises to pay all costs and expenses, including reasonable attorneys' fees, incurred in connection with the collection and enforcement of this Note.

(c) In addition to and not in limitation of any rights of set off that Payee or any other holder of this Note may now or hereafter have under applicable law, Payee or such other holder of this Note, upon the occurrence of any Event of Default, is hereby authorized at any time or from time to time, without notice of any kind to Maker or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by Payee or such other holder (including without limitation by branches and agencies of Payee or such other holder wherever located) to or for the credit or the account of Maker against and on account of the obligations and liabilities of Maker to Payee under this Note and all other claims of any nature or description arising out of or connected with this Note, irrespective of whether or not Payee shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(d) No failure or delay on the part of Payee or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Maker and Payee shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that Payee would otherwise have.  No notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Payee to any other or further action in any circumstances without notice or demand.

(e) Maker and any endorser of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

(f) THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF MAKER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(g) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST MAKER ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS NOTE MAKER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE.  Maker hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Maker at its address set forth below its signature hereto, such service being hereby acknowledged by Maker to be sufficient for personal jurisdiction in any action against Maker in any such court and to be otherwise effective and binding service in every respect.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Payee to bring proceedings against Maker in the courts of any other jurisdiction.

(h) MAKER AND, BY ITS ACCEPTANCE OF THIS NOTE, PAYEE AND ANY SUBSEQUENT HOLDER OF THIS NOTE, HEREBY IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS NOTE.  In the event of litigation, this provision may be filed as a written consent to a trial by the court.

(i) Maker hereby waives the benefit of any statute or rule of law or judicial decision, including without limitation California Civil Code § 1654, which would otherwise require that the provisions of this Note be construed or interpreted most strongly against the party responsible for the drafting thereof.

(j) This Note may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. The facsimile or portable document format (i.e., PDF) signatures of any party hereto shall be deemed to be an original signature of such party, valid and effective for all purposes.

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IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place first above written.

SPHERE 3D CORP.

By: /s/ Peter Tassiopoulos

Name:  Peter Tassiopoulos

Title: CEO

Address:895 Don Mills Road, Bldg 2, Suite 900

Toronto, Ontario, Canada, M3C 1W3

ACCEPTED AND AGREED:

O'MELVENY & MYERS LLP

By: /s/ Paul Sieben

Name:  Paul Sieben

Title: Partner

Address: 2765 Sand Hill Road

Menlo Park, CA 94025